UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                Masco Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    574599106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 31, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G                          FORMS
--------------------------------------------------------------------------------

CUSIP No. 574599106                   13G                     Page 2 of 11 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Malcolm S. Healey
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom - British
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          26,173,979
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           26,173,979
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     26,173,979
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [X]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G                          FORMS
--------------------------------------------------------------------------------

CUSIP No. 574599106                   13G                     Page 3 of 11 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Windsor Trust
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Ohio
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          26,173,979
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           26,173,979
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     26,173,979
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [X]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G                          FORMS
--------------------------------------------------------------------------------

CUSIP No. 574599106                   13G                     Page 4 of 11 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Cabinets Today, Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Ohio
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          26,173,979
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           26,173,979
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     26,173,979
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [X]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G                          FORMS
--------------------------------------------------------------------------------

CUSIP No. 574599106                   13G                     Page 5 of 11 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Buckingham Limited Partnership
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Ohio
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          26,173,979
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           26,173,979
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     26,173,979
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [X]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G                          FORMS
--------------------------------------------------------------------------------

CUSIP No. 574599106                   13G                     Page 6 of 11 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Beverley Settlement
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           15,456,337
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         15,456,337
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     15,456,337
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [X]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).  NAME OF ISSUER:

            Masco Corporation (the "Issuer").
            --------------------------------------------------------------------

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            21001 Van Born Road, Taylor, Michigan 48180.
            --------------------------------------------------------------------

ITEM 2(a).  NAME OF PERSONS FILING:

            Malcolm S. Healey
            Windsor Trust
            Cabinets Today, Inc.
            Buckingham Limited Partnership
            The Beverley Settlement
            --------------------------------------------------------------------

ITEM 2(b).  ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Malcolm S. Healey - 250 South Australian Avenue, 13th Floor
                                West Palm Beach, Florida 33401

            Windsor Trust - c/o James A. Rutledge, Trustee
                            Bricker & Eckler LLP
                            100 South Third Street
                            Columbus, Ohio 43215

            Cabinets Today, Inc. - c/o James A. Rutledge
                                   Bricker & Eckler LLP
                                   100 South Third Street
                                   Columbus, Ohio 43215

            Buckingham Limited Partnership - c/o James A. Rutledge
                                             Bricker & Eckler LLP
                                             100 South Third Street
                                             Columbus, Ohio 43215

            The Beverley Settlement - c/o The Bank of New York Trust Company
                                      (Cayman) Limited
                                      Attention:  J. Norman A. Wylie
                                      1290 Avenue of the Americas
                                      5th Floor
                                      New York, NY 10104
            --------------------------------------------------------------------

ITEM 2(c).  CITIZENSHIP:

            Malcolm S. Healey - United Kingdom (British)

            Windsor Trust - Ohio

            Cabinets Today, Inc. - Ohio

            Buckingham Limited Partnership - Ohio

            The Beverley Settlement - Cayman Islands

            --------------------------------------------------------------------

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $1.00 par value per share (the "Common Stock").
            --------------------------------------------------------------------

ITEM 2(e).  CUSIP NUMBER:

            574599106
            --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) [_] Broker or dealer registered under Section 15 of the Exchange
                    Act;

            (b) [_] Bank as defined in Section 3(a)(6) of the Act;

            (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act;

            (d) [_] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940;

            (e) [_] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

            (f) [_] An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

            (g) [_] A parent holding company or control person in accordance with rule 13d-1 (b)(1)(ii)(G);

            (h) [_] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j) [_] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c); check this box. |X|
            --------------------------------------------------------------------

ITEM 4.     OWNERSHIP.

                Buckingham Limited Partnership ("Buckingham") holds 26,173,979 shares of Common Stock, which represents approximately 5.9% of the class outstanding. Buckingham, Cabinets Today, Inc., the general partner of Buckingham, Windsor Trust, a trust established for the benefit of Malcolm Healey and the sole shareholder of Cabinets Today, Inc., and Malcolm S. Healey, the grantor of Windsor Trust (such entities collectively are referred to as the "Buckingham Reporting Entities") may be deemed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 to beneficially own, and to share voting and dispositive power in respect of, the 26,173,979 shares held by Buckingham.

                The Beverley Settlement, a trust established for the benefit of
            Malcolm Healey's children, holds 15,456,337 shares of Common Stock, which represents approximately 3.5% of the class outstanding. Mr. Healey may be deemed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 to beneficially own the 15,456,337 shares held by The Beverley Settlement.

                Mr. Healey and each of the other Buckingham Reporting Entities disclaim beneficial ownership as to the shares of Common Stock held by The Beverley Settlement. The Beverley Settlement disclaims beneficial ownership as to the shares of Common Stock held by Buckingham.
            --------------------------------------------------------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT  ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 10, 1999

                                    /s/ Malcolm Healey
                                   --------------------------------------------
                                        Malcolm Healey*


                                    WINDSOR TRUST*


                                    By: /s/ James Rutledge
                                       -----------------------------------------
                                            James Rutledge, Trustee


                                    CABINETS TODAY, INC.*


                                    By: /s/ Malcolm Healey
                                       -----------------------------------------

                                    Title:    President
                                          --------------------------------------



                                    BUCKINGHAM LIMITED PARTNERSHIP*
                                    by Cabinets Today, Inc., its general partner


                                    By: /s/ Malcolm Healey
                                       -----------------------------------------

                                    Title:    President
                                          --------------------------------------

                                    THE BEVERLEY SETTLEMENT*


                                    By: /s/ J. Norman A. Wylie
                                       -----------------------------------------
                                           J. Norman A. Wylie
                                           President of The Bank of New York
                                           Trust Company (Cayman) Limited
                                           as Trustee

----------

*Pursuant to the Joint Filing Agreement attached hereto as Exhibit I, among Malcolm Healey, Windsor Trust, Cabinets Today, Inc., Buckingham Limited Partnership and The Beverley Settlement, this statement on Schedule 13G is filed on behalf of each of the Buckingham Reporting Persons and The Beverley Settlement.